Exhibit 10.1

Overland Storage

Corporate MBO & Bonus Programs

-Executives-

Fiscal Year 2005

Letter from the President

Overland Storage is committed to excellence in everything we do.  To remain a strong competitor and continue to build a company that stands out in the industry we want to recognize those executives who help make that happen.  The effort of each individual Overland Storage executive is critical to the overall success of this Company.  To ensure executives are recognized and rewarded for their part in helping to achieve our corporate goals the Board of Directors has approved the Management-By-Objectives (MBO) Bonus Program.

The Overland MBO Bonus Program will be a quarterly based program allowing eligible executives to potentially receive up to four bonus payments in fiscal year 2005. The CEO will communicate bonus opportunities to each executive after receiving board approval.  The bonus opportunity will be a percentage of base salary actually paid in a quarter.

MBO programs that are linked to individual and corporate performance are an excellent way to reward performance.  Many successful high technology growth companies have adopted MBO programs as they have proven to be a successful way to highlight the contributions made by executives at all levels and to quickly reward them for their contribution to the Company’s success.  A performance based bonus program focuses everyone in the company to do their individual best so that the company and all executives may share in the successes achieved.

I want to stress my personal commitment in striving for excellence in everything we do, and to building a superior work environment for all Overland executives.

Regards,

Christopher Calisi

President & Chief Executive Officer

Overland Storage, Inc.

MANAGEMENT-BY-OBJECTIVES

AND QUARTERLY BONUS PROGRAM

Overland Storage, Inc. (“Overland Storage” or the “Company”) will recognize executive contributions by implementing a bonus program that is based on the Company’s financial performance and individual executive performance.  Achievements will be evaluated on a quarterly basis (fiscal quarter) and the corresponding bonus will be paid in the following quarter.  The Board of Directors of Overland Storage reserves the right to modify this program at any time.

Under the MBO Bonus Program, the executive management staff will within 30 days of the close of each quarter calculate the bonus pool percentage for such quarter based on the Company’s financial performance during such quarter.  Each executive also will receive a Management-By-Objectives (MBO) rating for the quarter from the CEO.  These factors determine the final quarterly bonus payout.  Bonuses will not be paid if the Company performs at less than 90% of planned profitability targets.

MBO Bonus Program Process

1.               Prior to the start of the fiscal year the projected bonus pool is calculated and budgeted based on headcount projections and the percentage of salaries targeted for bonuses.

2.               Prior to the start of the fiscal year the executive management team will determine the annual and quarterly financial objectives for the Company.

3.               Prior to the start of each quarter each executive will establish personal objectives that are mutually agreed upon with the CEO.

4.               At the end of a quarter the actual bonus pool percentage is calculated based on the Company’s actual financial performance.  Additionally, each executive will receive an individual quarterly rating on his/her MBO performance (110%-0%).  This rating will be used to determine the actual bonus payout.

5.               No executive receiving an individual quarterly rating of less than 80% is eligible to receive a bonus.

6.               This program supersedes any previous bonus plan.

In order to receive a bonus, executives must be employed by the Company at the time bonuses are actually paid.  Bonuses will not be paid retroactively or in advance to any executive.  Executives on performance improvement plans at the time of the bonus payment are not eligible to receive any bonus.  Bonuses will be pro-rated for those executives who join the Company within the first 30 days of a new quarter.  Anyone joining after the first 30 days of a new quarter will enter the bonus program in the following quarter.  Bonuses will be pro-rated accordingly for those executives on part-time schedules.  The decision to give bonuses and the amount of the bonus are at the sole discretion of Overland Storage.  Bonuses will not be made pursuant to any contract, agreement, or promise and any past bonus agreements or arrangements are hereby terminated in place of this new program.

EPS Calculation

Our EPS target is pre-defined before the start of each quarter.   It represents our expected net income divided by the number of shares outstanding.  The ‘cents above plan’ accounts for each cent that we exceed the EPS target stated at the beginning of the quarter.  The board reserves the right to adjust the EPS target for unplanned or extraordinary events that may impact either our net income or the number of outstanding shares.

The Board of Directors reserves the right to forego payment of any bonus in any quarter for any reason.

This program does not constitute a promise to employ any individual for a specific length of time.  Employment continues according to the Company’s At-Will Employment Policy.

Annual Bonus Pool Percentage

The bonus pool percentage is a factor used in calculating individual bonus payouts is determined prior to the start of the fiscal year. The bonus pool percentage is budgeted at 100% for achieving 100% of the Company’s profitability goals.  The bonus pool is established by calculating the eligibility percentage for each executive (at 100% of target).  If the Company reaches 100% of its earnings goal the pool is sufficient to potentially pay each executive a pre-determined percentage of his/her salary paid per quarter.

The bonus pool for executives becomes available provided the Company achieves at least 90% of its quarterly earnings target and scales up in linear proportion with earnings achievement.  No bonus will be paid for earnings performance less than 90%.

Quarterly Bonus Target Eligibility

Each executive has a pre-determined ‘target’ bonus level that is set based upon job definition/classification.  The table below shows the bonus targets for all officer positions at Overland.  This bonus target is used, along with several other factors, in determining the final bonus amount to be paid at the end of each quarter.  The full description of how bonuses are calculated follows.

Target Bonus Levels — Officers

President & Chief Executive Officer	75%
Vice-Presidents (Executive Officers)	40%
Vice-Presidents (Non-executive Officers)	30%
Table 1.

Bonus Payout Calculation

The final quarterly bonus payout is determined in part by your individual rating and the corporate rating.  These ratings, together with your quarterly base salary and bonus target, are used to determine the final bonus amount (before taxes).  This calculation is described below with an example following.

Quarterly Base Salary x Bonus Target % x Bonus Pool Percentage x MBO Rating % = BONUS

Quarterly Base Salary

This is the amount of your annual salary at the end of the quarter divided by four.

Bonus Target

Each executive, based on job classification, is given a ‘target’ bonus percentage amount (see Table 1 above).

Bonus Pool Percentage

The Company performance in EPS earnings determines the ultimate size of the total pool from which bonuses will be paid (see examples).  This pool has been developed on a decreasing acceleration model (see chart).  It is the intent to reward performance of 90% -130%  of target at a 1:1 acceleration,  130%-150% at a 1:.5 acceleration and 150%-175% at a 1:.25 acceleration.

MBO Rating

This is the rating percentage that the CEO gives to you based on your ability to accomplish the mutually agreed upon goals for that quarter.

APPENDIX ‘A’

Examples:  Corporate Target & Actual

	Target	Actual
EPS	10 cents	9 cents	(90% of Plan)
Executive:	Vice President (Executive Officer), Mary Smith
Base Salary:	$135,000
Bonus Target as
% of Base Salary:	40%

Quarterly Base Salary	x	Bonus Target%	x	Bonus Pool%	x	MBO Rating%
$33,750	x	40%	x	90%	x	100%
				Quarterly Bonus = $12,150

	Target	Actual
EPS	10 cents	14 cents	(140% of Plan)
Executive:	Vice President (Executive Officer), Mary Smith
Base Salary:	$135,000
Bonus Target as
% of Base Salary:	40%

Quarterly Base Salary	x	Bonus Target%	x	Bonus Pool%	x	MBO Rating%
$33,750	x	40%	x	135%*	x	100%
				Quarterly Bonus = $ 18,225

	Target	Actual
EPS	10 cents	16 cents	(160% of Plan)
Executive:	Vice President (Executive Officer), Mary Smith
Base Salary:	$135,000
Bonus Target as
% of Base Salary:	40%

Quarterly Base Salary	x	Bonus Target%	x	Bonus Pool%	x	MBO Rating%
$33,750	x	40%	x	146.5%	x	100%
				Quarterly Bonus = $ 19,777.50

APPENDIX ‘B’

Instructions for filling in Quarterly MBO Form

Instructions

1.                                       Establish 1-6 quantifiable quarterly objectives with the approval of CEO.
Examples:

                                                a.)            Complete the marketing communications plan for product X by the end of Q1.  This will include advertising plan, PR plan, trade show attendance schedule, and budget.

                                                b.)           Complete the firmware design of product Y by the middle of Q1.  This includes functional testing, QA sign-off, documentation, and delivery to manufacturing development.

2.                                       Meet with CEO to discuss objectives, make modifications, and sign form within 5 business days after the start of a quarter.

3.                                       CEO to submit form to Human Resources by the 10th business day after the start of the quarter.

4.                                       Meet with CEO periodically throughout the quarter to review progress against objectives and make any necessary adjustments.

5.                                       Within 5 business days after the close of the quarter, complete a narrative self-assessment of performance on each objective and submit to CEO.

6.                                       CEO will review form and narrative assessment of performance; meet with you to discuss performance against objectives; make necessary changes; and provide overall rating by averaging the achievements of all the goals.

7.                                       Executive and CEO to sign form and CEO will submit form, along with assessment of performance, to Human Resources by the 10th business day after the close of the quarter.

8.                                       Human Resources will calculate bonus payments by using the formula in the guidelines and submit bonus list to Payroll for processing.

Rating Equivalents:

110%	=	Far exceeded expectations/requirements of the objective. Results obtained far exceeded what was expected. Individual put in far more effort than was expected. Results were exceptional.
105%	=	Exceeded expectations of the objective. Results were superior.
100%	=	Met expectations of the objective. Planned objective was accomplished within the required timeframe.
95%	=	Met all but a small portion of the objective. Results were acceptable.
90%	=	Met most of the requirements of the objective within the expected timeframe.
85%	=	Met some of the requirements of the objectives.
80%	=	Needed assistance in order to complete the objective. Had difficulty meeting normal expectations.
0-79%	=	Unsatisfactory. Objective was not accomplished even though it could have been completed.

Think “SMART” when writing your objectives.

specific…..measurable…..achievable…..relevant…..timely

Quarterly MBO Form

MBO / BONUS PROGRAM
(Management-By-Objectives)

Executive Name:	Executive Title:

CEO Name:

Department Name:	Department #:

MBO Period (Fiscal Quarter/Year):	Date Established:

Quarterly Statement of Objectives (1-6)

			Rating
	Supporting	Complete	(0% -
Objective	Goal *	By	110%)
1.

2.

3.

4.

5.

6.

Quarterly Rating (to be completed at end of quarter) (Average of all objectives ratings)

The “Supporting Goal” column should type of goal this task supports (i.e. personal, department, CEO, Corporate).

Start of quarter
Objectives agreed upon	Date:	Executive:

	Date:	CEO:
Provide soft copy to HR

End of quarter (attach narrative self-assessment of performance objectives to form):

Executive Signature:	Date:

CEO Signature:	Date:

Human Resources Signature:	Date: